Exhibit 99.1

For more information, contact:
David Flanery
Chief Financial Officer
502-261-4753

PAPA JOHN’S ANNOUNCES
THIRD QUARTER EARNINGS

2009 Earnings Guidance Increased

Highlights
•	Third quarter earnings per diluted share of $0.42 in 2009 vs. $0.28 in 2008
•	Third quarter earnings per diluted share, excluding noted items, were $0.30 in 2009 vs. $0.28 in 2008
•	Domestic system-wide comparable sales were flat for the quarter
•	40 net Papa John’s worldwide unit openings during the quarter and 78 net openings on a year-to-date basis
•	Earnings guidance for 2009 increased to a range of $1.42 to $1.46 per diluted share, excluding the impact of consolidating BIBP

Louisville, Kentucky (November 3, 2009) – Papa John’s International, Inc. (NASDAQ: PZZA) today announced revenues of $263.9 million for the third quarter of 2009, representing a decrease of 5.7% from revenues of $280.0 million for the comparable period in 2008. Net income for the third quarter of 2009 was $11.7 million, or $0.42 per diluted share (including after-tax income of $3.2 million, or $0.12 per diluted share, from the consolidation of the results of the franchisee-owned cheese purchasing company, BIBP Commodities, Inc. (“BIBP”), a variable interest entity), compared to 2008 third quarter net income of $7.7 million, or $0.28 per diluted share (including after-tax income of approximately $1.8 million, or $0.07 per diluted share, from the consolidation of BIBP, a gain of $500,000, or $0.02 per diluted share, from the finalization of certain income tax issues and an after-tax charge of $2.4 million, or $0.09 per diluted share, related to restaurant impairment and disposition losses).

Revenues were $825.6 million for the nine months ended September 27, 2009, representing a decrease of 3.1% from revenues of $852.4 million for the same period in 2008. Net income for the nine months ended September 27, 2009 was $43.8 million, or $1.57 per diluted share (including after-tax income of $13.3 million, or $0.48 per diluted share, from the consolidation of BIBP), compared to net income of $24.0 million, or $0.84 per diluted share, for the comparable period of 2008 (including a net loss of $7.4 million, or $0.27 per diluted share, from the consolidation of BIBP, a  gain of $500,000 or $0.02 per diluted share, from the finalization of certain income tax issues and an after-tax charge of $3.2 million, or $0.11 per diluted share, related to restaurant impairment and disposition losses).

“We are pleased with our third quarter results, particularly in view of the challenging pizza category and continued difficult economy in which we are operating,” said Papa John’s founder, chairman and chief executive officer, John Schnatter. “The investments we have made in our system over the last 12 months continue to pay dividends for our brand, including in the areas of positive transaction momentum, market share gains and restaurant profitability. Most importantly, the consumer continues to endorse our focus on delivering a superior-quality pizza as evidenced by very strong product quality and service consumer measures during the quarter.”

Non-GAAP Measures

Certain components of the financial information we present in this press release that exclude the impact of the consolidation of BIBP, the finalization of certain income tax issues and restaurant impairment and disposition losses are not measures that are defined in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP measures should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures. Management believes the financial information excluding the impact of the above-mentioned items is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. Management analyzes the company’s business performance and trends excluding the impact of these items because they are not indicative of the principal operating activities of the company. In addition, annual cash bonuses, and certain long-term incentive programs for various levels of management, are based on financial measures that exclude the impact of the consolidation of BIBP. The presentation of the non-GAAP measures in this press release is made alongside the most directly comparable GAAP measures.

The company has provided the following table to reconcile the financial results we present in this press release excluding the impact of the above-mentioned items to our GAAP financial measures for the three- and nine-month periods ended September 27, 2009 and September 28, 2008.

	Three Months Ended		Nine Months Ended
	Sept. 27,	Sept. 28,	Sept. 27,	Sept. 28,
(In thousands, except per share amounts)	2009	2008	2009	2008

Pre-tax income, net of noncontrolling interests, as reported	$17,492	$11,554	$67,847	$37,341
(Gain) loss from BIBP cheese purchasing entity	(5,104)	(2,826)	(20,983)	11,427
Restaurant impairment and disposition losses (a)	—	3,928	—	5,071
Pre-tax income, net of noncontrolling interests, excluding noted items	$12,388	$12,656	$46,864	$53,839

Net income, as reported	$11,739	$7,747	$43,755	$24,020
(Gain) loss from BIBP cheese purchasing entity	(3,241)	(1,837)	(13,286)	7,427
Restaurant impairment and disposition losses (a)	—	2,443	—	3,220
Gain from finalization of certain income tax issues	—	(481)	—	(481)
Net income, excluding noted items	$8,498	$7,872	$30,469	$34,186

Earnings per diluted share, as reported	$0.42	$0.28	$1.57	$0.84
(Gain) loss from BIBP cheese purchasing entity	(0.12)	(0.07)	(0.48)	0.27
Restaurant impairment and disposition losses (a)	—	0.09	—	0.11
Gain from finalization of certain income tax issues	—	(0.02)	—	(0.02)
Earnings per diluted share, excluding noted items	$0.30	$0.28	$1.09	$1.20

Cash flow from operations, as reported			$82,427	$47,573
BIBP cheese purchasing entity			(20,983)	11,427
Cash flow from operations, excluding BIBP			$61,444	$59,000

(a)  Amounts were not significant in 2009.

Revenues Comparison

Consolidated revenues were $263.9 million for the third quarter of 2009, a decrease of $16.1 million, or 5.7%, from the corresponding period in 2008. The decrease in revenues was primarily due to the following:

•	Domestic company-owned restaurant sales decreased $8.6 million, reflecting the sale of 62 lower-performing company-owned restaurants to franchisees during the fourth quarter of 2008.
•	Domestic commissary sales decreased $15.2 million due to decreases in the prices of certain commodities, primarily cheese.
•	Other sales decreased $1.7 million primarily due to a decline in sales at our print and promotions subsidiary, Preferred Marketing Solutions.
•	Variable interest entities restaurant sales increased $8.3 million due to the consolidation of two additional franchise entities, as compared to the corresponding period in 2008.

For the nine months ended September 27, 2009, revenues decreased $26.9 million, or 3.2%, primarily due to the same reasons.

Operating Results and Cash Flow

Operating Results

Our pre-tax income, net of noncontrolling interests, for the third quarter of 2009 was $17.5 million, compared to $11.6 million for the corresponding period in 2008. For the nine months ended September 27, 2009, pre-tax income, net of noncontrolling interests, was $67.8 million compared to $37.3 million for the corresponding period of 2008. Excluding the impact of the noted items in the previous table, third-quarter 2009 pre-tax income, net of noncontrolling interests, was $12.4 million, a decrease of $300,000 or 2.1%, from the 2008 comparable results of $12.7 million, and was $46.9 million for the nine months ended September 27, 2009, a decrease of $7.0 million, or 13.0%, from the 2008 comparable results of $53.8 million. An analysis of the changes in pre-tax income, net of noncontrolling interests, for the third quarter and nine months ended September 27, 2009, respectively (excluding the consolidation of BIBP), is summarized as follows (analyzed on a segment basis — see the Summary Financial Data table that follows for the reconciliation of segment income to consolidated income below):

•
Domestic Company-owned Restaurant Segment. Domestic company-owned restaurants’ operating income increased $8.5 million and $14.1 million for the three- and nine-month periods ended September 27, 2009, respectively, comprised of the following:

	Three Months Ended			Nine Months Ended
	Sept. 27,	Sept. 28,	Increase	Sept. 27,	Sept. 28,	Increase
	2009	2008	(Decrease)	2009	2008	(Decrease)

Recurring operations	$7,439	$2,861	$4,578	$27,982	$18,959	$9,023
Impairment and disposition losses	—	(3,928)	3,928	—	(5,071)	5,071
Total segment operating income (loss)	$7,439	$(1,067)	$8,506	$27,982	$13,888	$14,094

The increases of $4.6 million and $9.0 million for the three and nine months ended September 27, 2009, respectively, in domestic company-owned restaurants’ income from recurring operations were primarily due to lower commodity and utility costs and the sale of 62 restaurants in late 2008 that were collectively unprofitable.

Restaurant operating margins on an external basis were 20.7% and 22.4% for the three and nine months ended September 27, 2009, respectively, compared to 16.8% and 18.0%, for the comparable 2008 periods. Excluding the impact of the consolidation of BIBP, restaurant operating margins were 19.7% and 21.0% for the three and nine months ended September 27, 2009, respectively, compared to 16.2% and 18.6% in the prior comparable periods. In addition to lower commodity and utility costs, restaurant operating margins in the current year were favorably impacted by the sale in late 2008 of the 62 unprofitable restaurants noted above.

The restaurant impairment and disposition losses recorded in the first nine months of 2008 primarily relate to the above-mentioned sale of restaurants.

•
Domestic Commissary Segment. Domestic commissaries’ operating income decreased approximately $400,000 for the three-month period ended September 27, 2009 and increased approximately $400,000 for the nine-month period ended September 27, 2009, as compared to the corresponding 2008 periods. The decrease for the three-month period was primarily due to approximately $500,000 of costs associated with the planned closing of one of our commissaries. The operating margin improvement for the nine-month period was primarily due to lower fuel costs, which were partially offset by reductions in pricing and the above-noted commissary closing costs. In addition, our commissary operations incurred approximately $800,000 of management transition costs during the first nine months of 2009.

•
Domestic Franchising Segment. Domestic franchising operating income increased approximately $500,000 to $13.1 million for the three months ended September 27, 2009, as compared to the corresponding 2008 period, and decreased approximately $500,000 to $39.6 million for the nine-month period ended September 27, 2009, as compared to the corresponding 2008 period. The increase for the three-month period was primarily due to an increase in franchise royalties resulting from a 0.25% increase in the royalty rate effective for the last five weeks of the third quarter (the standard rate increased from 4.25% to 4.50%).  The increase in royalties for the nine-month period ended September 27, 2009 was more than offset by lower franchise and development fees due to fewer unit openings and more development incentive programs offered by the company in 2009. In addition, during 2008 we collected approximately $500,000 in franchise renewal fees associated with the domestic franchise renewal program. During the three- and nine-month periods of 2009, incentive payments were made of $165,000 and $225,000, respectively, to certain franchisees under our 25th Anniversary development incentive program for opening new units in advance of previously scheduled dates.

•
International Segment. The international segment reported operating losses of $900,000 and $2.5 million for the three and nine months ended September 27, 2009, respectively, compared to losses of $1.2 million and $4.5 million in the same periods in 2008. The improvement in the operating results reflects leverage on the international organizational structure from increased revenues due to growth in number of units and unit volumes. The rate of year-over-year improvement declined in the third quarter due to slowing sales and unit growth in response to general worldwide economic conditions.

•
All Others Segment. Operating income for the “All others” reporting segment decreased approximately $1.1 million and $4.6 million for the three and nine months ended September 27, 2009, respectively, as compared to the corresponding 2008 periods. The decreases occurred primarily in our online ordering system business ($800,000 and $2.7 million decline from 2008 in operating income for the three- and nine-month periods, respectively), and our print and promotions subsidiary, Preferred Marketing Solutions ($400,000 and $1.6 million decline from 2008 in operating income for the three- and nine-month periods, respectively). The decline in the online ordering system business reflected a reduction in the online fee percentage in accordance with our previously disclosed agreement with the domestic franchise system to operate the online business at a break-even level beginning in 2009. The decline in profitability in the print and promotions business was due to lower sales in 2009, as compared to 2008, reflecting the deterioration of the U.S. economic environment.

•
Unallocated Corporate Segment. Unallocated corporate expenses increased approximately $3.5 million and $11.8 million for the three- and nine-month periods ended September 27, 2009, respectively, as compared to the corresponding periods in the prior year.

The components of unallocated corporate expenses were as follows (in thousands):

	Three Months Ended			Nine Months Ended
	Sept. 27,	Sept. 28,	Increase	Sept. 27,	Sept. 28,	Increase
	2009	2008	(decrease)	2009	2008	(decrease)

General and administrative (a)	$8,012	$5,150	$2,862	$22,704	$17,346	$5,358
Net interest	1,070	1,286	(216)	3,186	3,644	(458)
Depreciation	2,206	2,016	190	6,451	5,753	698
Franchise support initiatives (b)	946	75	871	5,361	225	5,136
Provision (credit) for uncollectible accounts and notes receivable	(152)	226	(378)	1,360	591	769
Other income	(91)	(230)	139	(373)	(673)	300
Total unallocated corporate expenses	$11,991	$8,523	$3,468	$38,689	$26,886	$11,803

(a)	The increases in unallocated general and administrative expenses for the three- and nine-month periods ended September 27, 2009, were due to the following factors:

	Three Months Ended			Nine Months Ended
	Sept. 27,	Sept. 28,	Increase	Sept. 27,	Sept. 28,	Increase
	2009	2008	(decrease)	2009	2008	(decrease)

Severance and other management transition costs	$974	$—	$974	$1,607	$422	$1,185
Short- and long-term incentive compensation	3,717	1,893	1,824	9,583	7,959	1,624
Litigation settlement	—	—	—	1,065	—	1,065
Consulting and other professional fees	265	45	220	995	168	827
Other, net	3,056	3,212	(156)	9,454	8,797	657
Total unallocated general and administrative expenses	$8,012	$5,150	$2,862	$22,704	$17,346	$5,358

In addition to routine management transition costs, the company implemented a reduction-in-force during the third quarter of 2009 in which 35 positions were eliminated, mostly in corporate support areas. Severance and related costs associated with this reduction-in-force were approximately $900,000, and this action is expected to reduce future general and administrative costs by approximately $2.6 million annually.

(b)	Franchise support initiatives primarily consist of discretionary contributions to the national marketing fund and other local advertising cooperatives.

During the third quarter of 2008, the company recorded reductions in its customary income tax expense of $500,000 (none of significance in 2009) due to the finalization of certain income tax issues. The effective income tax rate was 31.3% and 34.0%, respectively, for the three- and nine-month periods ended September 27, 2009, as compared to 32.3% and 34.4%, respectively, for the three- and nine-month periods ended September 28, 2008 (29.3% and 32.9%, respectively, excluding BIBP, for the three- and nine-month periods in 2009 and 31.5% and 34.5%, respectively, excluding BIBP, for the three- and nine-month periods in 2008).

Cash Flow

Cash flow from operations was $82.4 million for the first nine months of 2009 as compared to $47.6 million for the comparable period in 2008. The consolidation of BIBP increased cash flow from operations by approximately $21.0 million in the first nine months of 2009 and decreased cash flow from operations by approximately $11.4 million in the first nine months of 2008. Excluding the impact of the consolidation of BIBP, cash flow from operations was $61.4 million in 2009, as compared to $59.0 million in the comparable period in 2008. The $2.4 million increase, excluding the consolidation of BIBP, was primarily due to an improvement in working capital, including accounts receivable and income taxes.

Our net debt position, defined as total debt less cash and cash equivalents, was $57.3 million at September 27, 2009, compared to $119.7 million at December 28, 2008.

Form 10-Q Filing

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our quarterly report on Form 10-Q filed with the Securities and Exchange Commission for additional information concerning our operating results and cash flow for the three- and nine-month periods ended September 27, 2009.

Domestic Comparable Sales and Unit Count

Domestic system-wide comparable sales for the third quarter of 2009 were flat (comprised of a 0.6% decrease at company-owned restaurants and a 0.2% increase at franchised restaurants). Domestic system-wide comparable sales for the nine months ended September 27, 2009 increased 0.1% (comprised of a 0.2% decrease in sales at company-owned restaurants and a 0.2% increase at franchised restaurants). The comparable sales percentage represents the change in year-over-year sales for the same base of restaurants for the same calendar period. The favorable trend of positive comparable transactions that was noted in the second quarter continued throughout the third quarter and into October.

During the third quarter of 2009, 35 domestic restaurants were opened (two company-owned and 33 franchised) and 14 domestic restaurants were closed (one company-owned and 13 franchised). During the first nine months of 2009, we opened 63 domestic restaurants (five company-owned and 58 franchised) and closed 53 restaurants (six company-owned and 47 franchised). Our total domestic development pipeline as of September 27, 2009 included approximately 200 restaurants scheduled to open over the next ten years, most pursuant to the 25th Anniversary or other development incentive programs.

At September 27, 2009, there were 3,458 domestic and international Papa John’s restaurants (613 company-owned and 2,845 franchised) operating in all 50 states and in 29 countries. The company-owned unit count includes 126 restaurants operated in majority-owned domestic joint venture arrangements, the operating results of which are fully consolidated into the company’s results.

International Update

Highlights:

•
During the third quarter of 2009, 26 international franchised restaurants were opened while seven international franchised restaurants were closed. On a year-to-date basis, 89 international restaurants were opened (one company-owned and 88 franchised) while 21 international restaurants were closed (one company-owned and 20 franchised).

•
International franchise sales increased approximately 11.1% to $63.3 million in the third quarter of 2009, from $57.0 million in the comparable period in 2008 and increased approximately 12.6% to $185.3 million for the nine months ended September 27, 2009, from $164.6 million in the comparable period in 2008. Excluding the negative impact of foreign currency exchange rates, the increases in the third quarter and first nine months of 2009 would have approximated 22% and 28%, respectively.

As of September 27, 2009, the company had a total of 656 restaurants operating internationally (23 company-owned and 633 franchised), of which 212 were located in Korea and China and 138 were located in the United Kingdom and Ireland. Our total international development pipeline as of September 27, 2009 included approximately 1,100 restaurants scheduled to open over the next ten years.

Share Repurchase Activity

During the nine months ended September 27, 2009, we repurchased 275,000 shares of our common stock at an average price of $18.05 per share, or a total of $5.0 million (there were no repurchases during the third quarter of 2009).  A total of 598,000 shares of common stock were issued upon the exercise of stock options during the nine months ended September 27, 2009. Under our current authorization, the company had $57.3 million remaining available for the repurchase of common stock as of September 27, 2009.

 The company utilizes a written trading plan under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, to facilitate the repurchase of shares of our common stock under this share repurchase program. There can be no assurance that we will repurchase shares of our common stock either through our Rule 10b5-1 trading plan or otherwise. We may terminate the Rule 10b5-1 trading plan at any time.

There were 28.0 million diluted weighted average shares outstanding for the third quarter of both 2009 and 2008. Approximately 28.0 million actual shares of the company’s common stock were outstanding as of September 27, 2009.

The company’s share repurchase activity had a $0.02 positive impact on earnings per diluted share, excluding the impact of the consolidation of BIBP, for the nine months ended September 27, 2009 (no impact for the three-month period).

2009 Earnings Guidance Increased

The company increased its previously announced 2009 earnings per diluted share guidance from a range of $1.38 to $1.44 to a range of $1.42 to $1.46 for the year. The projected earnings guidance excludes any impact from the consolidation of the results of BIBP. The projected earnings guidance includes approximately $0.35 per diluted share unfavorable impact of 2009 initiatives, including the impact of the franchise support initiatives, management transition costs and certain additional initiatives focused on enhancing product quality and driving alternative ordering channels. The comparable base earnings results for 2008 were $1.68 per diluted share.

Our net worldwide unit growth is expected to be at or below the previous low end of our guidance of 100 net units because we have decided to terminate a third-party sponsorship arrangement that will result in the closure of 26 domestic non-traditional units during the fourth quarter. These units were event-driven and, accordingly, had relatively low sales volumes as compared to our traditional units. These closings will not impact our future earnings. Even after consideration of these non-traditional unit closings, our domestic net openings are expected to exceed initial assumptions, and international net openings are expected to fall short of initial assumptions as previously noted. We are raising our full-year domestic system-wide comparable sales guidance from a range of negative 1% to flat to a range of negative 0.25% to positive 0.25%.

Our guidance reflects continued concern over the uncertainty of the economic environment and our plan to continue our assistance to our domestic franchisees during the fourth quarter by maintaining a reduced commissary operating margin as well as our continued marketing contributions on behalf of the entire domestic system in an effort to maintain our sales momentum. It should be noted that our level of franchise support is expected to be substantially greater in the fourth quarter than the $946,000 of support provided in the third quarter, including reinvestment of substantially all of the incremental royalty revenue resulting from the third-quarter royalty rate increase.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such statements may relate to projections concerning revenue, earnings, unit growth and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to: changes in pricing or other marketing or promotional strategies by competitors which may adversely affect sales; new product and concept developments by food industry competitors; the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably; general economic conditions and resulting impact on consumer buying habits; changes in consumer preferences; increases in or sustained high costs of food ingredients and other commodities, paper, utilities, fuel, employee compensation and benefits, insurance and similar costs; the ability of the company to pass along such increases in or sustained high costs to franchisees or consumers; the company is contingently liable for the payment of certain lease arrangements, approximating $6.2 million, involving our former Perfect Pizza operations that were sold in March 2006; the impact of legal claims and current proposed legislation impacting our business; and increased risks associated with our international operations. These and other risk factors are discussed in detail in “Part I. Item 1A. - Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 28, 2008, and “Part II, Item 1A. - Risk Factors” of the Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2009. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

Conference Call

A conference call is scheduled for November 4, 2009 at 10:00 a.m. Eastern Time to review third quarter earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 800-487-2662 (pass code 95829071) for participation in the question and answer session. International participants may dial 706-679-8452 (pass code 95829071).

The conference call will be available for replay, including by downloadable podcast, beginning November 4, 2009, at approximately noon Eastern Time, through November 11, 2009, at midnight Eastern Time. The replay can be accessed from the company’s web site at www.papajohns.com or by dialing 800-642-1687 (pass code 95829071). International participants may dial 706-645-9291 (pass code 95829071).

Summary Financial Data
Papa John's International, Inc.
(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 27,	Sept. 28,	Sept. 27,	Sept. 28,
(In thousands, except per share amounts)	2009	2008	2009	2008

Revenues	$263,946	$280,028	$825,555	$852,441

Income before income taxes, net of noncontrolling interests*	$17,492	$11,554	$67,847	$37,341

Net income	$11,739	$7,747	$43,755	$24,020

Earnings per share - assuming dilution	$0.42	$0.28	$1.57	$0.84

Weighted average shares outstanding - assuming dilution	28,011	27,984	27,952	28,478

EBITDA (1)	$26,907	$21,881	$95,978	$67,325

*The following is a summary of our income (loss) before income taxes, net of noncontrolling interests:

	Three Months Ended		Nine Months Ended
	Sept. 27,	Sept. 28,	Sept. 27,	Sept. 28,
(in thousands)	2009	2008	2009	2008

Domestic company-owned restaurants (A)	$7,439	$(1,067)	$27,982	$13,888
Domestic commissaries	5,767	6,142	22,635	22,199
Domestic franchising	13,127	12,599	39,633	40,166
International	(904)	(1,193)	(2,528)	(4,452)
All others	(103)	1,039	911	5,557
Unallocated corporate expenses	(11,991)	(8,523)	(38,689)	(26,886)
Elimination of intersegment profit	(50)	(51)	(166)	(283)
Income before income taxes, excluding VIEs	13,285	8,946	49,778	50,189
VIEs, primarily BIBP (2)	5,104	2,826	20,983	(11,427)
Less: noncontrolling interests	(897)	(218)	(2,914)	(1,421)
Total income before income taxes, net of of noncontrolling interests	$17,492	$11,554	$67,847	$37,341

(A)	Includes pre-tax losses of $3.9 million and $5.1 million in the three and nine months ended September 28, 2008, respectively, associated with the divestiture or closing of company-owned restaurants.

Summary Financial Data (continued)
Papa John's International, Inc.
(Unaudited)

The following is a reconciliation of EBITDA to net income (in thousands):

	Three Months Ended		Nine Months Ended
	Sept. 27,	Sept. 28,	Sept. 27,	Sept. 28,
	2009	2008	2009	2008

EBITDA (1)	$26,907	$21,881	$95,978	$67,325
Income tax expense	(5,753)	(3,807)	(24,092)	(13,321)
Net interest	(1,285)	(1,737)	(3,865)	(4,984)
Depreciation and amortization	(8,130)	(8,590)	(24,266)	(25,000)
Net income	$11,739	$7,747	$43,755	$24,020

The following is a reconciliation of free cash flow to net income (in thousands):

	Nine Months Ended
	Sept. 27,	Sept. 28,
	2009	2008

Free Cash Flow (3)	$33,733	$32,426
Gain (Loss) from BIBP cheese purchasing entity	13,286	(7,427)
Depreciation and amortization	(24,266)	(25,000)
Capital Expenditures	21,002	24,021
Net income	$43,755	$24,020

(1)
Management considers EBITDA to be a meaningful indicator of operating performance from operations before depreciation, amortization, net interest and income taxes. EBITDA provides us with an understanding of one aspect of earnings before the impact of investing and financing transactions and income taxes. While EBITDA should not be construed as a substitute for net income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States (“GAAP”), it is included herein to provide additional information with respect to the ability of the company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the company’s ability to fund its cash needs and it excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies. The above EBITDA calculation includes the operating results of BIBP Commodities, Inc., a variable interest entity.

(2)
BIBP generated operating income of approximately $5.1 million in the third quarter of 2009, which was composed of income associated with cheese sold to domestic company-owned and franchised restaurants of approximately $1.2 million and $4.2 million, respectively, partially offset by interest expense on outstanding debt with a third-party bank and Papa John’s. For the third quarter of 2008, BIBP reported operating income of $2.8 million, which was primarily composed of income associated with cheese sold to domestic company-owned and franchised restaurants of $800,000 and $2.6 million, respectively, partially offset by interest expense on outstanding debt with a third-party bank and Papa John’s.

BIBP generated operating income of approximately $21.0 million for the nine months ended September 27, 2009, which was composed of income associated with cheese sold to domestic company-owned and franchised restaurants of approximately $5.1 million and $16.7 million, respectively, partially offset by interest expense on outstanding debt with a third-party bank and Papa John’s. For the nine months ended September 28, 2008, BIBP reported an operating loss of $11.4 million, which was composed of losses associated with cheese sold to domestic company-owned and franchised restaurants of approximately $2.4 million and $7.3 million, respectively. The remainder of the loss was due to interest expense on outstanding debt with a third-party bank and Papa John’s.

(3)
Free cash flow is defined as net income, excluding BIBP, plus depreciation and amortization expense less capital expenditures. We view free cash flow as an important measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP and as a result our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures. The presentation of free cash flow in this press release is made alongside net income, the most directly comparable GAAP measure.

*   *   *   *
For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Domestic:
Company-owned restaurant sales	$122,023	$130,662	$378,694	$403,332
Variable interest entities restaurant sales	10,356	2,014	27,250	6,293
Franchise royalties	15,028	14,378	45,053	44,582
Franchise and development fees	144	194	450	1,361
Commissary sales	93,625	108,804	302,985	321,172
Other sales	11,949	13,643	40,699	46,922
International:
Royalties and franchise and development fees	3,173	3,326	9,796	9,454
Restaurant and commissary sales	7,648	7,007	20,628	19,325
Total revenues	263,946	280,028	825,555	852,441

Costs and expenses:
Domestic Company-owned restaurant expenses:
Cost of sales	23,990	29,750	73,784	92,125
Salaries and benefits	35,821	39,069	110,181	120,679
Advertising and related costs	11,284	12,123	33,933	36,733
Occupancy costs	8,171	9,516	23,809	26,527
Other operating expenses	17,455	18,203	52,264	54,582
Total domestic Company-owned restaurant expenses	96,721	108,661	293,971	330,646

Variable interest entities restaurant expenses	6,861	1,765	20,996	5,545

Domestic commissary and other expenses:
Cost of sales	77,839	91,891	253,375	271,873
Salaries and benefits	8,592	8,728	26,061	26,820
Other operating expenses	11,523	12,428	33,140	36,072
Total domestic commissary and other expenses	97,954	113,047	312,576	334,765

(Income) loss from the franchise cheese-purchasing program, net of minority interest	(4,171)	(2,587)	(16,736)	7,335
International operating expenses	6,573	6,200	17,837	17,358
General and administrative expenses	29,990	26,170	87,755	80,621
Other general expenses	2,214	4,673	10,264	7,425
Depreciation and amortization	8,130	8,590	24,266	25,000
Total costs and expenses	244,272	266,519	750,929	808,695

Operating income	19,674	13,509	74,626	43,746
Net interest	(1,285)	(1,737)	(3,865)	(4,984)
Income before income taxes	18,389	11,772	70,761	38,762
Income tax expense	5,753	3,807	24,092	13,321
Net income, including noncontrolling interests	12,636	7,965	46,669	25,441
Less: income attributable to noncontrolling interests	(897)	(218)	(2,914)	(1,421)
Net income, net of noncontrolling interests	$11,739	$7,747	$43,755	$24,020

Basic earnings per common share	$0.42	$0.28	$1.57	$0.85
Earnings per common share - assuming dilution	$0.42	$0.28	$1.57	$0.84

Basic weighted average shares outstanding	27,919	27,787	27,783	28,286
Diluted weighted average shares outstanding	28,011	27,984	27,952	28,478

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 27,	December 28,
	2009	2008
	(Unaudited)	(Note)
(In thousands)

Assets
Current assets:
Cash and cash equivalents	$42,674	$10,987
Accounts receivable	22,533	23,775
Inventories	17,353	16,872
Prepaid expenses	6,173	9,797
Other current assets	3,929	5,275
Assets held for sale	1,019	1,540
Deferred income taxes	8,431	7,102
Total current assets	102,112	75,348

Investments	1,492	530
Net property and equipment	190,413	189,992
Notes receivable	11,232	7,594
Deferred income taxes	10,081	17,518
Goodwill	76,166	76,914
Other assets	21,011	18,572
Total assets	$412,507	$386,468

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$26,467	$29,148
Income and other taxes	12,982	9,685
Accrued expenses	53,763	54,220
Current portion of debt	875	7,075
Total current liabilities	94,087	100,128

Unearned franchise and development fees	5,665	5,916
Long-term debt, net of current portion	99,058	123,579
Other long-term liabilities	19,645	18,607
Total liabilities	218,455	248,230

Total stockholders' equity	194,052	138,238
Total liabilities and stockholders' equity	$412,507	$386,468

Note:
The balance sheet at December 28, 2008 has been derived from the audited consolidated financial statements at that date, but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Nine Months Ended
(In thousands)	September 27, 2009	September 28, 2008
	(Unaudited)	(Unaudited)
Operating activities
Net income, net of noncontrolling interests	$43,755	$24,020
Adjustments to reconcile net income to net cash provided by operating activities:
Restaurant impairment and disposition losses	—	5,071
Provision for uncollectible accounts and notes receivable	2,467	1,896
Depreciation and amortization	24,266	25,000
Deferred income taxes	5,590	(5,373)
Stock-based compensation expense	4,258	2,997
Excess tax benefit related to exercise of non-qualified stock options	(987)	(770)
Other	1,320	1,094
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(135)	(2,036)
Inventories	(311)	1,896
Prepaid expenses	3,646	3,450
Other current assets	1,938	109
Other assets and liabilities	(1,667)	(1,359)
Accounts payable	(4,088)	(1,744)
Income and other taxes	3,297	(3,357)
Accrued expenses	(671)	(3,227)
Unearned franchise and development fees	(251)	(94)
Net cash provided by operating activities	82,427	47,573

Investing activities
Purchase of property and equipment	(21,002)	(24,021)
Purchase of investments	(1,187)	(632)
Proceeds from sale or maturity of investments	225	843
Loans issued	(11,577)	(925)
Loan repayments	5,396	1,469
Acquisitions	(464)	(100)
Proceeds from divestitures of restaurants	830	—
Other	108	206
Net cash used in investing activities	(27,671)	(23,160)

Financing activities
Net (repayments) proceeds from line of credit facility	(24,500)	11,000
Net (repayments) proceeds from short-term debt - variable interest entities	(6,200)	300
Excess tax benefit related to exercise of non-qualified stock options	987	770
Proceeds from exercise of stock options	9,655	4,617
Acquisition of Company common stock	(4,958)	(37,659)
Noncontrolling interests, net of distributions	109	311
Other	594	91
Net cash used in financing activities	(24,313)	(20,570)

Effect of exchange rate changes on cash and cash equivalents	157	(42)
Change in cash and cash equivalents	30,600	3,801
Cash recorded from consolidation of VIEs	1,087	—
Cash and cash equivalents at beginning of period	10,987	8,877

Cash and cash equivalents at end of period	$42,674	$12,678

Restaurant Progression
Papa John's International, Inc.

	Third Quarter Ended September 27, 2009
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	589	23	2,192	614	3,418
Opened	2	—	33	26	61
Closed	(1)	—	(13)	(7)	(21)
Acquired	—	—	—	—	—
Sold	—	—	—	—	—
End of Period	590	23	2,212	633	3,458

	Third Quarter Ended September 28, 2008
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	652	18	2,117	483	3,270
Opened	—	4	25	38	67
Closed	(3)	(1)	(14)	(2)	(20)
Acquired	—	—	—	—	—
Sold	—	—	—	—	—
End of Period	649	21	2,128	519	3,317

Restaurant Progression
Papa John's International, Inc.

	Nine Months Ended September 27, 2009
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	592	23	2,200	565	3,380
Opened	5	1	58	88	152
Closed	(6)	(1)	(47)	(20)	(74)
Acquired	11	—	12	—	23
Sold	(12)	—	(11)	—	(23)
End of Period	590	23	2,212	633	3,458

	Nine Months Ended September 28, 2008
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	648	14	2,112	434	3,208
Opened	9	9	71	93	182
Closed	(9)	(2)	(54)	(8)	(73)
Acquired	1	—	—	—	1
Sold	—	—	(1)	—	(1)
End of Period	649	21	2,128	519	3,317